EX 99.1

NEWS RELEASE

Contact: Dollar Financial Corp

Financial Dynamics

Mark McCall/Julie Prozeller (212) 850-5600

FOR IMMEDIATE RELEASE

DOLLAR FINANCIAL CORP ANNOUNCES RECORD SECOND QUARTER RESULTS
PRO FORMA FULLY DILUTED EARNINGS PER SHARE INCREASED 44.7 PERCENT TO $0.55;
1,000th COMPANY-OPERATED STORE MARK SURPASSED WITH CONTINUED INTERNATIONAL FOOTPRINT
EXPANSION

BERWYN, Pennsylvania, January 31, 2008 – Dollar Financial Corp (NASDAQ:DLLR — News), a leading international financial services company serving under-banked consumers, today announced results for the fiscal second quarter ended December 31, 2007.

Fiscal second quarter highlights (compared to the prior year period):

•	Consolidated revenue was $125.7 million, an increase of 23.1% or $23.6 million.

•	Store and regional margin, as a percentage of total revenue, increased to 39.2%, compared to 36.8% for the prior year’s quarter.

•	The consolidated loan loss provision, as a percentage of gross consumer lending revenue, was stable at 21.8%.

•	Consolidated Adjusted EBITDA was $36.0 million, an increase of 28.8% or $8.0 million.

•	Pro forma pre-tax income increased by 48.3% to $22.1 million as compared to the prior year period.

•	Net income was $13.0 million compared to a loss of $52.4 million for the prior year’s quarter and fully-diluted earnings per share was $0.52 compared to a loss of $2.23 for the prior year period.

•	The Company acquired 120 stores and opened 20 de novo stores across the U.S., Canadian and U.K. markets.

Commenting on the results for the quarter, Jeff Weiss, the Company’s Chairman and Chief Executive Officer, stated, “The second quarter marks a significant milestone in the Company’s history as we surpassed the 1,000th company-operated store mark with 1,088 company locations and 1,442 total system locations worldwide. In the second quarter, we continued to execute on our accelerated store development plan by opening 20 de novo stores and completing the acquisition of 120 additional financial services stores across the U.S., Canada, and United Kingdom.”

Mr. Weiss continued, “In addition, we are very pleased to announce another quarter of record results. Consolidated revenue growth for the quarter was 23.1% while pro forma net income increased by 48.3%. These results demonstrate the continued execution of our multi-country, multi-product, multi-channel growth strategy coupled with our ability to successfully identify and integrate acquisitions. We also continued to leverage our existing infrastructure and cost structure during the quarter, enabling us to increase our store and regional margin, as a percentage of total revenue, to 39.2% for the quarter compared to 36.8% for the prior year’s quarter. Our intention is to continue to focus our resources on the most strategic investment opportunities across all three of our geographic markets while delivering superior customer service and innovative products to the under-banked population.”

On the topic of regulation in Canada, Don Gayhardt, the Company’s President, stated, “The Company continues to support the Canadian Payday Loan Association as it works closely with the provincial governments to establish reasonable regulations and maximum allowable fees. We are very pleased with the progress that the provinces, in particular Manitoba and Nova Scotia, are making thus far and their willingness to work openly and with all interested parties to achieve a resolution. We would of course wish for regulation to move more quickly, but we believe the provincial governments are doing a commendable job given the complexity of the issue and the necessity to balance consumer protection with reasonable returns for the industry companies.”

Consolidated check cashing revenue increased by 17.7%, or $7.3 million, year-over-year. The Canadian business segment grew by 28.8%, while the U.K. business realized growth of 14.9% over the previous year’s period. Check cashing fees in the U.S. increased by 4.4% over the prior year. On a consolidated basis, the face amount of the average check cashed increased 14.2% to $538 for the quarter compared to $471 for the prior year period, and the average fee per check cashed increased by 15.3% to $20.63.

Consolidated net consumer lending revenue was $57.5 million for the second quarter, representing an increase of 24.3% or $11.3 million compared to the prior year period. The increase was primarily driven by strong performance in our international markets as the U.K. business realized growth of 71.7%, while the Canadian market, which includes the effect of an eighty-two store franchise acquisition in the second quarter of the prior fiscal year, grew by 27.6% over the previous year’s quarter. The consolidated loan loss provision for the second quarter, as a percentage of gross consumer lending revenue, was in line with the Company’s expectations at 21.8% compared to 21.6% for the first quarter of fiscal 2008.

Total Company funded loan originations were $479.5 million for the quarter, representing an increase of 47.2%, or $153.8 million, compared to the prior year period. Company funded loan originations in Canada increased by 32.1% or $61.6 million and U.K. loan originations increased by 55.3% or $34.5 million. U.S. loan originations for the quarter increased by 80.7% or $57.7 million compared to the prior year’s quarter, driven primarily by the transition of a portion of the U.S. loan portfolio from bank-funded to Company funded loans as well as the recent acquisitions in Florida and the mid-western states.

Money transfer fees for the quarter increased 30.2% year-over-year, driven by growth in all of the Company’s markets. Other revenue increased by 37.3% for the quarter, principally due to growth in the foreign currency, MasterCard® and Visa® branded debit-card products.

The Company’s store and regional margin of $49.3 million for the quarter represented an increase of 31.1% or $11.7 million over the prior year’s quarter. As a percentage of total revenue, store and regional margin increased to 39.2%, compared to 36.8% for the prior year period. Corporate expenses, as a percentage of total revenue, increased to 14.0% as compared to the previous year’s quarter of 13.0%, reflecting increased regulatory and lobbying costs, and additional investment in infrastructure to support the Company’s global de novo store growth, and management and integration of recent acquisitions.

Pro forma income before income taxes, which primarily excludes $51.6 million of refinancing and restructuring costs in the prior year, increased $7.2 million, or 48.3% to $22.1 million, and pro forma fully-diluted earnings per share was $0.55 for the quarter compared to $0.38 per share for the prior year period. For more detail, please reference the pro forma reconciliation table included below.

The Company generated net income of $13.0 million in the fiscal 2008 second quarter compared to a loss of $52.4 million for the previous year’s quarter. Fully-diluted earnings per share increased to $0.52 for the fiscal 2008 second quarter compared to a loss of $2.23 per share for the prior year’s quarter.

Guidance
The Company is reaffirming its fiscal 2008 guidance of revenue between $510.0 million and $530.0 million, Adjusted EBITDA of between $145.0 million and $152.0 million, income before income taxes of between $91.0 million and $96.0 million, and earnings per share of between $2.15 and $2.30.

The reconciliation between Adjusted EBITDA and income before income taxes is consistent with the historical reconciliation which is presented at the end of this news release.

Investors Conference Call
Dollar Financial Corp will be holding an investor’s conference call on Thursday, January 31, 2008 at 5:00 pm ET to discuss the Company’s results for the 2008 fiscal second quarter. Investors can participate in the conference by dialing 888-200-2794 (U.S. and Canada) or 973-935-8766 (International); use the confirmation code “Dollar”. Hosting the call will be Jeff Weiss, Chairman and CEO, Don Gayhardt, President, and Randy Underwood, Executive Vice President and CFO. For your convenience, the conference call can be replayed in its entirety beginning at 7:00 pm Eastern Time on January 31, 2008 through February 7, 2008. If you wish to listen to the replay of this conference call, please dial 706-645-9291 and enter passcode “31722490”.

The conference call will also be broadcast live through a link on the Investor Relations page on the Dollar Financial web site at http://www.dfg.com. Please go to the web site at least 15 minutes prior to the call to register, download and install any necessary audio software.

About Dollar Financial Corp
Dollar Financial Corp is a leading international financial services company serving under-banked consumers. Its customers are typically service sector individuals who require basic financial services but, for reasons of convenience and accessibility, purchase some or all of their financial services from the Company rather than from banks and other financial institutions. To meet the needs of these customers, the Company provides a range of consumer financial products and services primarily consisting of check cashing, short-term consumer loans, Western Union money order and money transfer products, reloadable VISA® and MasterCard® branded debit cards, electronic tax filing, bill payment services, and legal document processing services.

At December 31, 2007, the Company’s global store network consisted of 1,442 stores, including 1,088 company-operated financial services stores and 354 franchised and agent locations in 32 states, the District of Columbia, throughout Canada and in the United Kingdom. The financial services store network is the largest network of its kind in each of Canada and the United Kingdom and the second-largest network of its kind in the United States. The Company’s customers, many of whom receive income on an irregular basis or from multiple employers, are drawn to the convenient neighborhood locations, extended operating hours and high-quality customer service. The Company’s financial products and services, principally check cashing and short-term consumer loan programs, provide immediate access to cash for living expenses or other needs. For more information, please visit the Company’s website at www.dfg.com.

Forward Looking Statement
This news release contains forward looking statements, including statements regarding the following: the Company’s future results, growth, guidance and operating strategy; the developing regulatory environment in Canada; the impact of future development strategy, new stores and acquisitions; and of the performance of new products and services. These forward looking statements involve risks and uncertainties, including uncertainties related to the effects of changes in the value of the U.S. dollar compared to foreign currencies, risks related to the regulatory environment, current and potential future litigation, the integration and performance of acquired stores, the performance of new stores, the implementation and results of restructuring initiatives, the impact of debt financing transactions, the results of certain ongoing income tax appeals, and the effects of new products and services on the Company’s business, results of operations, financial condition, prospects and guidance. There can be no assurance that the Company will attain its expected results, successfully integrate any of its acquisitions, attain its published guidance metrics, or that ongoing and potential future litigation or that the various FDIC, Federal, state, Canadian or foreign legislative or regulatory activities affecting the Company or the banks with which the Company does business will not negatively impact the Company’s operations. A more complete description of these and other risks, uncertainties and assumptions is included in the Company’s filings with the Securities and Exchange Commission, including those described under the heading “Risk Factors” in Form S-3 for the Company’s Senior Convertible Note offering filed with the SEC on September 20, 2007 and its fiscal 2007 annual report on Form-10K. You should not place any undue reliance on any forward-looking statements. We disclaim any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

DOLLAR FINANCIAL CORP
UNAUDITED CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30,	December 31,
	2007	2007

Assets:
Cash and cash equivalents	$294,518	$181,447
Restricted cash	1,014	—
Loans receivable, net:
Loans receivable	90,552	121432
Less: Allowance for loan losses	(8,623)	(11,981)

Loans receivable, net	81,929	109,451
Other consumer lending receivables , net	11,367	12,228
Prepaid expenses and other receivables	22,483	22,091
Deferred tax assets, net	4,545	11,710
Property and equipment, net	55,031	66,197
Goodwill and other intangibles, net	341,681	474,624
Debt issuance costs and other assets, net	21,051	21,970

Total Assets	$833,619	$899,718

Liabilities:
Accounts Payable	$39,808	$45,834
Income taxes payable	11,293	10,764
Accrued expenses and other liabilities	46,912	80,228
Deferred tax liabilities	12,713	19,474
Long-term debt	576,910	576,219

Total Liabilities	687,636	732,519

Shareholders’ Equity:
Common Stock	24	24
Additional paid-in-capital	251,460	253,493
Accumulated deficit	(147,123)	(122,105)
Accumulated other comprehensive income	41,622	35,787

Total shareholders’ equity	145,983	167,199

Total Liabilities and Shareholders’ Equity	$833,619	$899,718

DOLLAR FINANCIAL CORP
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except share and per share amounts)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2006	2007	2006	2007

Check cashing	$41,518	$48,859	$79,907	$94,522
Consumer lending:
Fees from consumer lending	56,799	73,594	105,624	142,103
Provision for loan losses and adjustment
to servicing revenue	(10,532)	(16,070)	(20,104)	(30,876)

Consumer lending, net	46,267	57,524	85,520	111,227
Money transfer fees	5,437	7,079	10,104	13,039
Other	8,876	12,189	18,280	22,913

Total revenues	102,098	125,651	193,811	241,701

Salaries and benefits	32,127	38,646	61,095	73,883
Occupancy	7,931	10,157	15,583	19,431
Depreciation	2,157	3,214	4,211	6,023
Returned checks, net and cash shortages	3,765	4,597	7,397	9,253
Telephone and telecommunication	1,473	1,798	3,017	3,450
Advertising	3,196	2,721	5,458	4,824
Bank charges and armored carrier services	2,569	3,287	4,837	6,343
Other	11,307	11,980	20,653	22,452

Total store and regional expenses	64,525	76,400	122,251	145,659

Store and regional Margin	37,573	49,251	71,560	96,042

Corporate and other expenses:
Corporate expenses	13,287	17,599	26,237	35,462
Other depreciation and amortization	846	890	1,676	1,809
Interest expense, net	8,687	8,977	14,989	17,066
Debt financing costs	30,416	97	38,403	97
Goodwill impairment and other charges	24,464	—	24,464	—
Proceeds from litigation settlement	(3,256)	—	(3,256)	—
Other expenses	91	(212)	179	(802)

Income before income taxes	(36,962)	21,900	(31,132)	42,410
Income tax provision	15,470	8,936	23,044	17,392

Net income (loss)	($52,432)	$12,964	($54,176)	$25,018

Net Income (loss) per share
Basic	($2.23)	$0.54	($2.32)	$1.04
Diluted	($2.23)	$0.52	($2.32)	$1.01

Weighted average shares outstanding
Basic	23,470,302	24,087,742	23,385,308	24,071,458
Diluted	23,470,302	24,846,790	23,385,308	24,788,761

Pro forma Net Income Reconciliation

Pro forma Net Income is not an item prepared in accordance with GAAP. Pro forma Net Income is net income adjusted to exclude one-time charges as described below. Dollar presents Pro forma Net Income as an indication of the Company’s financial performance excluding one-time charges so as to show comparative results of its operations. Not all companies calculate Pro forma Net Income in the same fashion, and therefore these amounts as presented may not be comparable to other similarly titled measures of other companies. The table below reconciles income before income taxes as reported on Dollar’s Unaudited Consolidated Statements of Operations to Pro forma Net Income (dollars in thousands):

DOLLAR FINANCIAL CORP
PRO FORMA NET INCOME
(EXCLUDING ONE-TIME CHARGES)
(In thousands except share and per share amounts)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2006	2007	2006	2007

Income before income taxes — as reported	$(36,962)	$21,900	$(31,132)	$42,410

One-time Charges:
Loss on store closings	242	106	465	193
Debt refinancing costs	30,416	97	38,403	97
Goodwill impairment and other charges	24,464	—	24,464	—
Proceeds from litigation settlement	(3,256)	—	(3,256)	—

Pro forma income before income taxes	14,904	22,103	28,944	42,700
Pro forma income taxes (38% effective tax rate)	5,664	8,399	10,999	16,226

Pro forma net income	$9,240	$13,704	$17,945	$26,474

Weighted average fully-diluted shares outstanding	24,328,166	24,846,790	24,120,546	24,788,761

GAAP fully-diluted earnings (loss) per share	$(2.23)	$0.52	$(2.32)	$1.01

Pro forma fully-diluted earnings per share	$0.38	$0.55	$0.74	$0.07

Adjusted EBITDA Reconciliation

Adjusted EBITDA is not an item prepared in accordance with GAAP. Adjusted EBITDA is earnings before interest expense, income tax provision, depreciation, amortization, charges related to non-qualified stock options and restricted shares, and other items described below. Dollar presents Adjusted EBITDA as an indication of operating performance and its ability to service its debt and capital expenditure requirements. Adjusted EBITDA does not indicate whether Dollar’s cash flow will be sufficient to fund all of its cash needs. Adjusted EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operating activities, or other measures of operating performance or liquidity determined in accordance with GAAP. Dollar believes that Adjusted EBITDA amounts should be considered by prospective investors because Dollar uses them as one means of analyzing its ability to service its debt and capital expenditure requirements, and Dollar understands that they are used by some investors as one measure of a Company’s historical ability to service its debt and capital expenditure requirements. Not all companies calculate Adjusted EBITDA in the same fashion, and therefore these amounts as presented may not be comparable to other similarly titled measures of other companies. The table below reconciles income before income taxes as reported on Dollar’s Unaudited Consolidated Statements of Operations to Adjusted EBITDA (dollars in thousands):

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2006	2007	2006	2007

Income before income taxes	$(36,962)	$21,900	$(31,132)	$42,410

Add:
Depreciation and amortization	3,003	4,104	5,887	7,832
Interest expense	8,687	8,977	14,989	17,066
Foreign currency (gain) loss	527	(1)	718	240
Stock compensation expense	759	675	1,068	1,712
Loss on store closings & other	280	205	503	305
Debt financing costs	30,416	97	38,403	97
Goodwill impairment and other charges	24,464	—	24,464	—
Proceeds from litigation settlement	(3,256)	—	(3,256)	—

Adjusted EBITDA	$27,918	$35,957	$51,644	$69,662

Dollar Financial Corp
Unaudited Store Data

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2006	2007	2006	2007
Beginning Company-Operated Stores
U.S.	348	374	351	350
Canada	252	377	242	360
U.K.	185	202	172	192

Total Beginning Company-Operated Stores	785	953	765	902

De novo Store Builds
U.S.	0	2	1	2
Canada	6	15	16	30
U.K.	4	3	12	8

Total	10	20	29	40

Acquired Stores
U.S.	23	98	23	124
Canada	82	5	82	8
U.K.	0	17	5	22

Total	105	120	110	154

Closed Stores
U.S.	15	4	19	6
Canada	0	0	0	1
U.K.	0	1	0	1

Total	15	5	19	8

Ending Company-Operated Stores
U.S.	356	470	356	470
Canada	340	397	340	397
U.K.	189	221	189	221

Total Ending Company-Operated Stores	885	1,088	885	1,088

Ending Franchise Stores
U.S.	126	102	126	102
Canada	51	59	51	59
U.K.	220	193	220	193

Total Ending Franchise Stores	397	354	397	354

Total Ending Store Count	1,282	1,442	1,282	1,442

Dollar Financial Corp.
Unaudited Selected Statistical Data

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2006	2007	2006	2007

Check Cashing Data (Consolidated)
Face amount of checks cashed (in millions)	$1,093	$1,275	$2,103	$2,465
Number of checks cashed (in thousands)	2,320	2,369	4,440	4,635
Face amount of average check	$471	$538	$474	$532
Average fee per check cashed	$17.90	$20.63	$18.00	$20.39
Net write-offs of returned checks (in thousands)	$3,223	$3,829	$6,333	$7,828
Net write offs as a percentage of check cashing revenue	7.8%	7.8%	7.9%	8.3%

Consumer Loan Data — Originations (in thousands)
U.S. company-funded consumer loan originations	$71,566	$129,299	$133,800	$225,249
Canadian company-funded consumer loan originations	191,888	253,444	342,307	496,892
U.K. company-funded consumer loan originations	62,329	96,791	120,346	177,164

Total company-funded consumer loan originations	$325,783	$479,534	$596,453	$899,305

Consumer Loan Data — Net Revenues (in thousands)
U.S. servicing revenues	$8,799	$635	$17,089	$1,429
U.S. company-funded consumer loan revenues	11,205	19,089	21,302	34,283
Canadian company-funded consumer loan revenues	26,429	38,455	47,280	76,426
U.K. company-funded consumer loan revenues	10,366	15,415	19,953	29,965
Provision for loan losses and adjustments to servicing revenues	(10,532)	(16,070)	(20,104)	(30,876)

Total consumer lending revenues, net	$46,267	$57,524	$85,520	$111,227

Consumer Loan Net Charge-offs (in thousands)
Gross charge-offs of company-funded consumer loans	$36,199	$54,181	$68,087	$105,938
Recoveries of company-funded consumer loans	(31,174)	(40,887)	(57,925)	(82,309)

Net charge-offs on company-funded consumer loans	$5,025	$13,294	$10,162	$23,629

Gross charge-offs of company-funded consumer loans as a
percentage of total company-funded consumer loan originations	11.1%	11.3%	11.4%	11.8%

Recoveries of company-funded consumer loans as a percentage
of total company-funded consumer loan originations	9.6%	8.5%	9.7%	9.2%

Net charge-offs on company-funded consumer loans as a
percentage of total company-funded consumer loan originations	1.5%	2.8%	1.7%	2.6%